U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
o Check this box if no longer
subject to Section 16.

               Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

Form 4 or Form 5
obligations may continue.
See Instruction 1(b).


1. Name and Address of Reporting Person:
    Richard D. Surber
    268 West 400 South - Suite 300
    Salt Lake City, Utah 84101

2. Issuer Name and Ticker or Trading Symbol:
    Kelly's Coffee Group, Inc.
    OTC-Bulletin Board Symbol = KLYS

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Statement for Month/Year:
    March 2000

5. If Amendment, Date of Original(Month/Year):

6. Relationship of Reporting Person to Issuer (Check all applicable):
  _____ Director                    __X_____10% Owner

  _____ Officer(give title below)   __X___Other (specify below)

Surber owns 15.9% and has beneficial ownership of an additional 21.3% (as President of companies owning said shares) for a total of 37.2%.

                   Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.Title of
 Security       2. Transaction   3. Transaction  4. Securities Acquired (A)       5. Amount of     6. Ownership      7. Nature
(Instr. 3)          Date             Code           or Disposed of (D)             Securities          Form:         of Indirect
                 (Month/Day/Year)   (Instr. 8)        (Instr. 3, 4 and 5)         Beneficially       Direct (D) or     Beneficial
                                                                                  Owned at End        Indirect (I)      Ownership
                                                                                   of Month           (Instr. 4)       (Instr. 4)
                                                                                 (Instr. 3 and 4)
                                                               (A) or
                                     Code     V       Amount    (D)    Price

Common Stock       March 1, 2000      S               49,000      D     $0.3321    19,277,330             I               Canton
                                                                                                                         Financial
Common Stock       March 6, 2000      S      V        63,000      D     $0.5330    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 9, 2000      S      V        25,000      D     $0.7748    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 9, 2000      S      V        3,600       D     $0.7871    19,277,330             I                Hudson
                                                                                                                         Consulting
Common Stock       March 9, 2000      S      V        1,000       D     $0.7650    19,277,330             I               Hudson
                                                                                                                         Consulting


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
                                                              (Print or Type Responses)                              SEC 1474 (8-92)





Common Stock       March 9, 2000      S      V        98,500      D     $0.7125    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 10, 2000     S      V        97,000      D     $0.5332    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 10, 2000     S      V        20,000      D     $0.8600    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 10, 2000     S      V        85,300      D     $0.8629    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 10, 2000     S      V       153,000      D     $0.3684    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 13, 2000     S      V       129,300      D     $1.5324    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 13, 2000     S      V        26,000      D     $1.3438    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 14, 2000     S      V        92,500      D     $1.4353    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 14, 2000     S      V        50,000      D     $1.0300    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 14, 2000     P      V        2,500       D     $0.9493    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 14, 2000     S      V        14,000      D     $0.9291    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 15, 2000     S      V        77,000      D     $0.8532    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 16, 2000     S      V        16,500      D     $0.5600    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 16, 2000     S      V       180,240      D     $0.5818    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 17, 2000     S      V       173,800      D     $0.5527    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 17, 2000     S      V        25,000      D     $0.5129    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 20, 2000     S      V        86,000      D     $0.6302    19,277,330             I               Hudson
                                                                                                                        Consulting




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
                                                              (Print or Type Responses)                              SEC 1474 (8-92)


                                                                                                                          Page 2




Common Stock       March 20, 2000     S      V        60,000      D     $0.6979    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 21, 2000     S      V        60,500      D     $0.6979    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 21, 2000     S      V        7,500       D     $0.7200    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 22, 2000     S      V       121,500      D     $0.6108    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 23, 2000     S      V        66,000      D     $0.6000    19,277,330             I               Hudson
                                                                                                                        Consulting
Common Stock       March 24, 2000     S      V        44,000      D     $0.4940    19,277,330             I               Hudson
                                                                                                                        Consulting


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.             (Over)
                                                              (Print or Type Responses)                             SEC 1474 (8-92)

                                                                                                                          Page 3



FORM 4(continued)          Table II -- Derivative
                      Securities Acquired, Disposed of, or
                     Beneficially Owned (e.g., puts, calls,
                         warrants, options, convertible
                                   securities)

1. Title of    2. Conversion or  3. Transaction      4. Trans-    5. Number of        6. Date          7. Title and       8. Price
   Derivative Exercise Price of  Date (Month/           action      Derivative       Exercisable and     Amount of            of
   Security     Derivative        Day/Year)             Code        Securities      Expiration Date      Underlying          Deriv-
  (Instr. 3)     Security                            (Instr. 8)    Acquired (A) or     (Month/         Securities           ative
                                                                    Disposed of (D)    Day/Year)      (Instr. 3 and 4)     Security
                                                                  (Instr. 3, 4,& 5)                                        (Instr.5)
                                                                                      Date    Expir-           Amt.. or
                                                      Code  V      (A)     (D)        Exer-   ation    Title    No.of
                                                                                     cisable   Date             Shares




                         Table II (continued)

9. Number          10.Owner-       11. Nature
    of             ship Form            of
 Derivative           of             Indirect
 Securities       Derivative        Beneficial
Beneficially       Security:          Owner-
   Owned at         Direct (D)         ship
   End of         or Indirect       (Instr. 4)
    Month            (I)
(Instr. 4)         (Instr. 4



Explanation of Responses:

Pursuant to Section 16(a) of the Securities Exhchange Act of 1934, this filing shall not be deemed an admission that Richard D. Surber is, for purposes of
Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this statement.


** Intention misstatements or omission of facts constitute
         Federal Criminal Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     /s/Richard D. Surber                                    March 28, 2000
     -------------------------                                -------------
  **Signature of Richard D. Surber, individually                  Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
                                                                         Page 2
                                                               SEC 1474 (8-92)